EXHIBIT 99.1

Golden Entertainment Sells

Promissory Note Related to Jamul Indian Village

LAS VEGAS – December 10, 2015 – Golden Entertainment, Inc. (NASDAQ:GDEN) (“Golden” or the “Company”) today announced that it has sold its subordinated promissory note from the Jamul Indian Village (the “Note”), to San Diego Gaming Ventures, LLC, a subsidiary of Penn National Gaming, Inc. (the “Buyer”), for $24.0 million in cash.

Under the terms of the January 2015 merger agreement between Lakes Entertainment, Inc. and Sartini Gaming, Inc. (the “Merger Agreement”), the proceeds received from the sale of the Note, net of related costs, will be distributed to the Company’s shareholders. In addition, under the terms of the Merger Agreement, Sartini Gaming’s sole shareholder, for itself and any related party transferees of its shares (together, the “Sartini Shareholders”), which total approximately 8.0 million shares, waived their right to receive such distribution with respect to their shares, except for a potential tax distribution, if any, unless their shares are sold to an unaffiliated third party. Also in connection with the merger, holders of an additional 0.5 million shares waived their right to receive such distribution, unless such shares are sold to an unaffiliated third party.

“With the formation of the Jamul disposition committee as part of the Merger Agreement, it has been our intention to monetize this non-core asset for the benefit of our shareholders. We are pleased the committee has successfully executed this transaction,” said Blake L. Sartini, Chief Executive Officer of the Company. “As we move forward into 2016, we remain focused on pursuing our strategy by further scaling our business and fulfilling our growth initiatives.”

As contemplated by the Merger Agreement, the Company is seeking a private letter ruling from the Internal Revenue Service (“IRS”) to the effect that the Sartini Shareholders’ waiver of their pro rata share of such distribution will not result in gross income to the Sartini Shareholders. It is anticipated that the Golden Board of Directors will declare a dividend to shareholders of the net proceeds from the Note sale following the IRS’ determination with respect to the private letter ruling. The Company expects the dividend to be declared during the first half of 2016. Using the current outstanding shares eligible for the distribution (approximately 13.4 million shares, which excludes approximately 8.5 million outstanding shares currently subject to the distribution waiver and 0.7 million vested, in-the-money stock options), assuming a favorable IRS private letter ruling, the Company estimates the dividend would be approximately $1.75 per eligible share (or $1.48 per eligible share if a favorable IRS private letter ruling is not obtained).

The Note had been written down to zero by the Company in 2011. As a result of the sale of the Note, the Company expects to record a gain during the fourth quarter ending December 31, 2015. The Company plans to utilize a portion of its federal net operating loss carryforwards to offset any taxable income related to the gain.

Forward-Looking Statements

This press release may be deemed to contain forward-looking statements that are subject to the safe harbors created under federal securities laws. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “project,” “seek,” “should,” “think,” “will,” “would” and similar expressions. In addition, forward-looking statements include statements regarding the Company’s amount and timing of estimated dividends, strategies, objectives, business opportunities and plans for future expansion, developments or acquisitions, anticipated future growth or trends in the Company’s business or key markets, projections of future financial condition or operating results, as well as other statements that are not statements of historical fact. Any change in ownership of the 8.5 million shares currently subject to the distribution waiver, any exercise of stock options or other issuances of common shares by the Company prior to the record date of the distribution of net proceeds from the Jamul Note sale could materially change these estimated per share distribution amounts. In addition, forward-looking statements are subject to assumptions, risks and uncertainties that may change at any time, and readers are therefore cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ include: the Company’s ability to realize the anticipated cost savings, synergies and other benefits from the Merger and integration risks, changes in national, regional and local economic and market conditions, legislative and regulatory matters, increases in gaming taxes and fees, litigation, increased competition, the Company’s ability to renew its distributed gaming contracts, reliance on key personnel, the level of the Company’s indebtedness and the Company’s ability to comply with covenants in its debt facilities, terrorist incidents, natural disasters, severe weather conditions, the effects of environmental and structural building conditions, the effects of disruptions to the Company’s information technology systems, and other factors affecting the gaming, entertainment and hospitality industries generally. In addition, please refer to the risk factors contained in the Company’s SEC filings available at www.sec.gov, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Golden Entertainment, Inc.

Golden Entertainment, Inc. owns and operates gaming properties across two divisions – distributed gaming and resort and casino operations. Golden Entertainment operates more than 9,300 gaming devices and 30 table games in Nevada and Maryland. The Company owns four casino properties, nearly 50 taverns and operates more than 670 distributed gaming locations in Nevada and Maryland. Golden Entertainment is focused on maximizing the value of its portfolio by leveraging its scale, leadership position, and proven management capabilities across its two divisions. For more information, visit www.goldenent.com.

Investor Relations contact:	ICR
Jacques Cornet
702.891.4264
ir@goldenent.com

Media contact:	B&P Public Relations
Lenora Kaplan
702.589.2791
lkaplan@bpadlv.com

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